As filed with the Securities and Exchange Commission on February 14, 2008.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

Registration Statement

under

the Securities Act of 1933

RASER TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	87-0638510
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5152 North Edgewood Drive, Suite 375

Provo, UT 84604

(801) 765-1200 (telephone)

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Brent M. Cook

Chief Executive Officer and Director

Raser Technologies, Inc.

5152 North Edgewood Drive, Suite 375

Provo, UT 84604

(801) 765-1200 (telephone)

(Name, address, including zip code, and

telephone number, including area code, of agent for service)

Copy to:

Reed W. Topham, Esq.

Stoel Rives LLP

201 South Main Street, Suite 1100

Salt Lake City, UT 84111

(801) 328-3131 (telephone)

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of this registration statement as determined by market conditions.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.01 par value	3,782,949(1)	$9.98(2)	$37,753,831(2)	$1,483.73
Warrants to purchase common stock	3,700,000	$19.71(3)	$72,927,000(3)	$2,866.03
Totals	7,482,949	—	$110,680,831	$4,349.76

(1)	Includes 82,949 shares of outstanding Common Stock and 3,700,000 shares of Common Stock issuable upon exercise of the Warrants registered hereby. Pursuant to Rule 416 under the Securities Act, this registration statement also covers such additional number of shares of Common Stock that may become issuable as a result of any stock splits, stock dividends or other similar transactions.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the price per share of $9.98, which was the average of the high and low sales price per share of our common stock as reported on the NYSE Arca on February 12, 2008, which date is within five business days of the date of this filing.
(3)	The exercise price of the Warrants will range from $14.98 to $19.71 per share. Pursuant to Rule 457(g) under the Securities Act, the registration fee has been calculated on the basis of the highest price at which the Warrants may be exercised.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. The selling security holders may not sell any of the securities being registered until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated February 14, 2008

PRELIMINARY PROSPECTUS

RASER TECHNOLOGIES, INC.

3, 782,949 SHARES OF COMMON STOCK OFFERED BY SELLING SECURITY HOLDERS

3,700,000 WARRANTS TO PURCHASE SHARES OF COMMON STOCK OFFERED BY SELLING SECURITY HOLDERS

This prospectus relates to:

•

the resale of up to 3,782,949 shares of our common stock, or Common Stock, 82,949 of which are owned by the selling security holders beneficially and of record on the date hereof, and 3,700,000 of which are issuable upon exercise of warrants to purchase shares of our Common Stock, or Warrants, outstanding and owned beneficially and of record on the date hereof by the selling security holders;

•

the resale of up to 3,700,000 of the Warrants outstanding and owned beneficially and of record by the selling security holders on the date hereof, but only to the extent the Warrants vest, if at all, as described below; and

•	the initial issuance of shares of our Common Stock upon the exercise of the Warrants acquired from the selling security holders pursuant to this prospectus.

All of our securities offered hereby are being sold by the selling security holders named in this prospectus or their successors in interest. See the “Selling Security Holders” section on page 16. We will not receive any proceeds from the resale of the shares of Common Stock offered hereby. We will not receive any proceeds from the resale of the Warrants, including the sale of the shares of Common Stock issuable upon exercise of the Warrants. We will, however, receive proceeds from the exercise of any Warrants that are exercised. The exercise price of the Warrants will range from $14.98 to $19.71 per share depending on when the Warrants vest. Assuming there is no adjustment to the exercise price of the Warrants for anti-dilution, if all of the outstanding Warrants vest and are exercised, we would receive between $55,426,000 and $72,927,000 of proceeds from the exercise of the Warrants to acquire shares underlying the Warrants. The number of shares we issue pursuant to the exercise of the Warrants and the actual proceeds we receive, if any, will depend on the number of Warrants that vest and are exercised, as well as the exercise price applicable to such Warrants. As of the date of this prospectus, none of the Warrants has vested or been exercised. The Warrants will vest in increments, if at all, and only upon the funding of certain project financing transactions as described in this prospectus. Unless vested, Warrants cannot be exercised and cannot be resold by the selling security holders pursuant to this prospectus.

This offering is not being underwritten. The selling security holders may, from time to time, sell all or any of their shares of Common Stock and Warrants on any stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. For additional information on the possible methods of offering that may be used by the selling security holders, you should refer to the section entitled "Plan of Distribution" on page 19 of this prospectus. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the selling security holders will be borne by the selling security holders.

Our Common Stock is listed on the NYSE Arca Exchange under the symbol “RZ”. On February 12, 2008 the closing price for our Common Stock was $10.32 per share.

INVESTING IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “ RISK FACTORS” BEGINNING ON PAGE 3 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS                 , 2008.

You should rely only on the information contained in this prospectus and any applicable prospectus supplement, including the information incorporated by reference herein as described under "Incorporation of Certain Information by Reference." Neither we nor any selling security holder have authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus and any applicable prospectus supplement. This prospectus and any applicable prospectus supplement may be used only for the purposes for which they have been published, and no person has been authorized to give any information not contained in or incorporated by reference into this prospectus and any applicable prospectus supplement. If you receive any other information, you should not rely on it. The information contained in this prospectus and any applicable prospectus supplement is accurate only as of the dates on the cover pages of this prospectus or any applicable prospectus supplement, as applicable, the information incorporated by reference into this prospectus or any applicable prospectus supplement is accurate only as of the date of the document incorporated by reference. Any statement made in this prospectus, any applicable prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any applicable prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will be deemed to constitute a part of this prospectus only to the extent so modified or superseded. See "Incorporation of Certain Information By Reference." Neither we nor any selling security holder are making an offer of these securities in any jurisdiction where the offer is not permitted.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Pursuant to this shelf process, one or more of the selling security holders named under the heading "Selling Security Holders" may sell the securities described in this prospectus from time to time in one or more offerings. We may also file a prospectus supplement to add, update or change information contained in this prospectus. This prospectus, any applicable prospectus supplement and the documents incorporated by reference herein include important information about us, the securities being offered and other information you should know before investing. You should read this prospectus and any applicable prospectus supplement together with the additional information about us described in the sections below entitled “Available Information” and “Information Incorporated by Reference.”

Unless the context otherwise requires, all references in this prospectus to “Raser,” “us,” “our,” “we,” the “Company” or other similar terms are to Raser Technologies, Inc.

AVAILABLE INFORMATION

We are a public company and are required to file annual, quarterly and current reports, proxy statements and other information with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). You may read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public on the SEC's website at "http://www.sec.gov." In addition, because our stock is listed for trading on the NYSE Arca Exchange, you can read and copy reports and other information concerning us at the offices of the NYSE Arca Exchange located at 11 Wall Street, New York, New York 10005.

We filed a registration statement on Form S-3 under the Securities Act with the SEC with respect to the securities being offered pursuant to this prospectus. This prospectus is only part of the registration statement and omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. You may:

•	inspect a copy of the registration statement, including the exhibits and schedules, without charge at the SEC's Public Reference Room;

•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC; or

•	obtain a copy from the SEC website.

Our mailing address is 5152 North Edgewood Drive, Suite 375, Provo, Utah 84604 and our Internet address is www.rasertech.com. Our telephone number is (801) 765-1200. General information, financial news releases and filings with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to these reports are available free of charge on the SEC’s website at www.sec.gov. We are not including the information contained on our web site as part of, or incorporating it by reference into, this prospectus.

THE COMPANY

We are an environmentally-focused geothermal development and technology licensing company. We operate in two business segments. Our Power Systems segment is seeking to develop clean, renewable geothermal electric power plants and bottom-cycling operations. Our Transportation and Industrial Technology segment focuses on using our Symetron™ technology to improve the efficiency of electric motors and related components.

Consistent with our limited operating history, we have generated very limited revenues from operations. We have not yet generated any revenues from our Power Systems segment, and our Transportation and Industrial Technology segment has not yet generated significant revenues from any commercial licenses of our transportation and industrial technologies. To date, our primary source of revenue has been from research and development subcontracts administered through contractors for certain government agencies. Pursuant to these subcontracts, we perform engineering design, development and testing activities to demonstrate that specific applications of our technologies are viable.

We are in an early stage of development and there is limited historical information upon which an evaluation can be made regarding our business and prospects. We also have limited insight into how market and technology trends may affect our future business. The revenue and income potential of both of our operating segments is unproven and the markets in which we expect to compete are very competitive and rapidly evolving. Our business and prospects should be considered in light of the risks, expenses, cash requirements, challenges and uncertainties that exist in an early stage company seeking to construct geothermal power plants and develop new technologies and products in competitive and rapidly evolving markets.

We are incorporated in Delaware. We are the successor to Raser Technologies, Inc., a Utah corporation, which was formerly known as Wasatch Web Advisors, Inc. Wasatch Web Advisors acquired 100% of our predecessor corporation in a reverse acquisition transaction in October of 2003. Prior to that transaction, our predecessor corporation was a privately-held company.

RECENT DEVELOPMENTS

On January 16, 2008, we, together with our subsidiary, Truckee Geothermal No. 1 SV-01, LLC, entered into a commitment letter, which we refer to as the Commitment Letter, with Merrill Lynch, Pierce, Fenner & Smith Incorporated, or Merrill Lynch. The Commitment Letter provides for the structuring and financing of up to 155 megawatts, or MW, of geothermal power plants to be developed by us, including a financing commitment from Merrill Lynch to provide non-recourse financing for the construction of a 10.5 MW geothermal power plant in Nye County, Nevada, subject to certain conditions. In connection with the Commitment Letter, we granted the Warrants to Merrill Lynch, and entered into a registration rights agreement relating to the registration of the resale of the Warrants and the shares of Common Stock issuable upon exercise of the Warrants.

FORWARD-LOOKING STATEMENTS

Statements included or incorporated by reference in this prospectus include both historical and “forward-looking” statements under federal securities laws. These statements are based on current expectations and projections about future results and include the discussion of our business strategies and expectations concerning future operations, margins, profitability, liquidity and capital resources. In addition, in certain portions of this prospectus, the documents incorporated by reference and in any prospectus supplement, the words “anticipate,” “believe,” “estimate,” “may,” “will,” “expect,” “plan” and “intend” and similar expressions, as they relate to us or our management, are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These statements are based upon the beliefs and assumptions of, and on information available to our management. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to those set forth below under “Risk Factors.” Unless required by law, we do not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations. However, you should carefully review the reports and documents we file from time to time with the SEC, particularly our annual reports on Form 10-K, quarterly reports on Form 10-Q and any current reports on Form 8-K.

THE OFFERING

This prospectus relates to:

•

the resale of up to 3,782,949 shares of our Common Stock owned by the selling security holders beneficially and of record on the date hereof, including the resale of shares of our Common Stock issuable upon exercise of warrants to purchase shares of our Common Stock, or Warrants, outstanding and owned beneficially and of record on the date hereof by the selling security holders;

•

the resale of up to 3,700,000 of the Warrants outstanding and owned beneficially and of record by the selling security holders on the date hereof, but only to the extent the Warrants vest, if at all, as described below; and

•	the initial issuance of shares of our Common Stock upon the exercise of the Warrants acquired from the selling security holders pursuant to this prospectus.

All of our securities offered hereby are being sold by the selling security holders named in this prospectus or their successors in interest. See the “Selling Security Holders” section on page 16. We will not receive any proceeds from the resale of the shares of Common Stock offered hereby. We will not receive any proceeds from the resale of the Warrants, including the sale of the shares of Common Stock issuable upon exercise of the Warrants. We will, however, receive proceeds from the exercise of any Warrants that are exercised. The exercise price of the Warrants will range from $14.98 to $19.71 per share depending on when the Warrants vest. Assuming there is no adjustment to the exercise price of the Warrants for anti-dilution, if all of the outstanding Warrants vest and are exercised, we would receive between $55,426,000 and $72,927,000 of proceeds from the exercise of the Warrants to acquire shares underlying Warrants. The number of shares we issue pursuant to the exercise of the Warrants and the actual proceeds we receive, if any, will depend on the number of Warrants that vest and are exercised, as well as the exercise price applicable to such Warrants. As of the date of this prospectus, none of the Warrants has vested or been exercised. The Warrants will vest in increments, if at all, and only upon the funding of certain project financing transactions as described in this prospectus. Unless vested, Warrants cannot be exercised and cannot be resold by the selling security holders pursuant to this prospectus.

We have agreed to pay all costs and expenses relating to the registration of our Common Stock and Warrants. The selling security holders will only be responsible for any commissions, taxes, attorney’s fees and other charges relating to the offer or sale of these securities. The selling security holders may sell their Common Stock and Warrants through one or more broker/dealers, and these broker/dealers may receive customary compensation in the form of underwriting discounts, concessions or commissions from the selling security holders as they shall agree.

RISK FACTORS

An investment in our securities involves certain risks. You should carefully consider all of the information set forth in this prospectus. In particular, you should evaluate the following risk factors before making an investment in our securities. If any of the following circumstances actually occur, our business, financial condition and results of operations could be materially and adversely affected. If that occurs, the trading price of our Common Stock could decline, and you could lose all or part of your investment.

We have limited operating experience and revenue, and we are not currently profitable. We expect to continue to incur net losses for the foreseeable future, and we may never achieve or maintain profitability.

We have a limited operating history and, from our inception, we have earned limited revenue from operations. We have incurred significant net losses in each year of our operations, including a net loss of approximately $11.2 million for the nine months ended September 30, 2007. As a result of ongoing operating losses, we had an accumulated deficit and deficit after re-entry into development stage of approximately $46.7 million on cumulative revenues of approximately $0.7 million as of September 30, 2007.

Under our current growth plan, we do not expect that our revenues will be sufficient to cover our expenses for the foreseeable future. As a result, we expect to continue to incur substantial losses until we are able to generate significant revenues. Our ability to generate significant revenues and become profitable will depend on many factors, including our ability to:

•	identify and secure productive geothermal sites;

•	verify that the properties in which we have acquired an interest contain geothermal resources that are sufficient to generate electricity;

•	acquire electrical transmission and interconnection rights for geothermal plants we intend to develop;

•	enter into power purchase agreements for the sale of electrical power from the geothermal power plants we intend to develop;

•

enter into additional monetization agreements with potential financing partners that will provide for the allocation of tax benefits to them and for the contribution of capital by them to the projects;

•	finance and complete the development of multiple geothermal power plants;

•	manage construction, drilling and operating costs associated with the geothermal power plants we intend to develop;

•	successfully license commercial applications of our SymetronTM technologies;

•	enforce and protect our intellectual property while avoiding infringement claims;

•	comply with applicable governmental regulations; and

•	attract and retain qualified personnel.

We will need to secure additional financing in the future and if we are unable to secure adequate funds on terms acceptable to us, we will be unable to support our business requirements, build our business or continue as a going concern.

As of September 30, 2007, we had cash and cash equivalents on hand of $14.5 million. Cash used in operations was approximately $5.1 million for the nine months ended September 30, 2007.

If we are unable to generate revenue or secure additional financing when needed, we will be forced to reduce expenditures to continue as a going concern. Reduction of expenditures could have a negative impact on our business. A reduction of expenditures would make it more difficult for us to execute our plans to develop geothermal power plants in accordance with our expectations. It would also make it more difficult for us to conduct adequate research and development and other activities necessary to commercialize our Symetron technologies.

The amount and timing of our future capital needs depend on many factors, including the timing of our development efforts, opportunities for strategic transactions, and the amount and timing of any revenues we are able to generate. Given our current business strategy, however, we will need to secure additional financing in order to execute our plans and continue our operations.

Our Commitment Letter with Merrill Lynch sets forth certain general terms relating to the structure and financing of up to 155 MW of geothermal power plants we intend to develop and includes a financing commitment from Merrill Lynch with respect to a 10.5 MW plant we intend to develop in Nevada. The funding of the commitment for the Nevada plant remains subject to certain conditions. If Merrill Lynch elects to provide a financing commitment with respect to any additional projects, such financing commitment will be subject to satisfactory due diligence, the execution of a separate commitment letter relating to such project and certain other conditions. Even if we are able to obtain funding for the development of projects pursuant to the Commitment Letter, we will need additional financing to cover general operating expenses and certain development expenses that are not covered by the Commitment Letter.

If we raise additional capital through the issuance of equity or securities convertible into equity, our stockholders may experience dilution. Any new securities we issue may have rights, preferences or privileges senior to those of the holders of our Common Stock, such as dividend rights or anti-dilution protections.

We may also secure additional financing by incurring indebtedness. Any indebtedness we incur could constrict our liquidity, result in substantial cash outflows, and adversely affect our financial health and ability to obtain financing in the future. Any such debt would likely contain restrictive covenants that may impair our ability to obtain future additional financing for working capital, capital expenditures, acquisitions, general corporate or other purposes, and a substantial portion of cash flows, if any, from our operations may be dedicated to interest payments and debt repayment, thereby reducing the funds available to us for other purposes. Any failure by us to satisfy our obligations with respect to these potential debt obligations would likely constitute a default under such credit facilities.

The market price for our Common Stock has experienced significant price and volume volatility and is likely to continue to experience significant volatility in the future. Such volatility may cause investors to experience dramatic declines in our stock price from time to time, may impair our ability to secure additional financing and may otherwise harm our business.

The closing price of our Common Stock fluctuated from a low of $4.89 per share to a high of $18.11 per share during the year ended December 31, 2007. Our stock price is likely to experience significant volatility in the future as a result of numerous factors outside of our control. As a result, the market price of our stock may not reflect our intrinsic value. In addition, following periods of volatility in our stock price, there may be increased risk that securities litigation, governmental investigations or enforcement proceedings may be instituted against us. Any such litigation, and investigation or other procedures, regardless of merits, could materially harm our business and cause our stock price to decline due to potential diversion of management attention and harm to our business reputation.

The volatility in our stock price could impair our ability to raise additional capital. Further, to the extent we do raise additional funds through equity financing, we may need to issue such equity at a substantial discount to the market price for our stock. This, in turn, could contribute to the volatility in our stock price.

The geothermal power production development activities of our Power Systems segment may not be successful.

We are devoting a substantial amount of our available resources to the power production development activities of our Power Systems segment. Our success in developing a particular geothermal project is contingent upon, among other things, locating a viable geothermal site, negotiation of satisfactory engineering, procurement and construction agreements, negotiation of satisfactory power purchase agreements, receipt of required governmental permits, obtaining interconnection rights, obtaining transmission service rights, obtaining adequate financing, and the timely implementation and satisfactory completion of construction. We may be unsuccessful in accomplishing any of these necessary requirements or doing so on a timely basis. Generally, we must also incur significant expenses for preliminary engineering, permitting, legal fees and other expenses before we can even determine whether a project is feasible. Project financing is not typically available for these preliminary activities.

We may be unable to obtain the financing we need to develop geothermal power projects.

A substantial capital investment will be necessary to develop each geothermal power project our Power Systems segment seeks to develop. Our continued access to capital through project financing or other arrangements is necessary for us to complete the geothermal power projects we plan to develop. Our attempts to secure the necessary capital on acceptable terms may not be successful.

Market conditions and other factors may not permit us to obtain financing for geothermal projects on terms favorable to us. Our ability to arrange for financing on a substantially non-recourse or limited recourse basis, and the costs of such financing, are dependent on numerous factors, including general economic and capital market conditions, credit availability from banks, investor confidence, the continued success of current projects, the credit quality of the projects being financed, the political situation in the state in which the project is located and the continued existence of tax and securities laws which are conducive to raising capital. If we are not able to obtain financing for our projects on a substantially non-recourse or limited recourse basis, or if we are unable to secure capital through partnership or other arrangements, we may have to finance the projects using recourse capital such as direct equity investments, which would have a dilutive effect on our Common Stock. Also, in the absence of favorable financing or other capital options, we may decide not to pursue certain projects. Any of these alternatives could have a material adverse effect on our growth prospects and financial condition.

Other than certain excluded financings, the Commitment Letter gives Merrill Lynch the exclusive right to provide or arrange financing for up to 100 MW of substantially similar geothermal power plants we intend to develop. Other than certain excluded financings, Merrill Lynch also has a right of first refusal with respect to the financing of an additional 55 MW of geothermal power plants we intend to develop. While Merrill Lynch has provided us with a financing commitment for a 10.5 MW plant in Nevada, Merrill Lynch is not obligated to provide us with a financing commitment for any other project unless it elects to do so. Further, Merrill Lynch’s rights under the Commitment Letter, including its right to generally match alternative financing proposals, may make it difficult for us to obtain financing proposals from other sources.

The financial performance of our Power Systems segment is subject to changes in the legal and regulatory environment.

The geothermal power projects that we plan to develop will be subject to extensive regulation. Changes in applicable laws or regulations, or interpretations of those laws and regulations, could result in increased compliance costs and require additional capital expenditures. Future changes could also reduce or eliminate certain benefits that are currently available.

The structure of federal and state energy regulation currently is subject to challenges, modifications, the imposition of additional regulatory requirements, and restructuring proposals. We may not be able to obtain or maintain all regulatory approvals or modifications to existing regulatory approvals that may be required in the future. In addition, the cost of operation and maintenance and the operating performance of geothermal power plants may be adversely affected by changes in certain laws and regulations, including tax laws.

The federal government currently encourages production of electricity from geothermal resources through certain tax subsidies. Assuming the available tax credits remain in place as currently in effect, each geothermal power project will be permitted to claim for federal tax purposes either an investment tax credit for approximately 10% of the cost of each new geothermal power plant or “production tax credits” of 2.0 cents (plus an inflation factor) per kilowatt hour for the first ten years of electricity output. Currently, production tax credits can only be claimed on new plants placed into service before December 31, 2008. The availability of production tax credits for new plants put into service after 2008 will depend on whether Congress acts to make tax credits available for such plants.

The owners of a geothermal power project are also permitted to deduct most of the cost of the power plant as “depreciation” over five years on an accelerated basis. The fact that the deductions are accelerated means that more of the cost is deducted in the first few years than during the remainder of the depreciation period.

The tax incentives associated with a geothermal power plant are generally only beneficial to a party with sufficient taxable income. A party with sufficient taxable income can use the tax incentives to reduce their overall tax liability. Due to the nature and timing of the tax incentives, it is likely that the tax incentives available for the geothermal power plants we intend to develop will exceed the taxable income produced by such power plants for several years of operations. Therefore, an essential part of our strategy involves transferring all or a portion of the value of the tax incentives to a third party who can use the tax incentives to offset taxable income associated with operations unrelated to the power plants. For example, a corporation in the financial services industry may be willing to finance the development of a geothermal power plant for the right to receive the benefit of the tax incentives, which it could then use to reduce the tax liability associated with its regular operations.

The value of the tax incentives can be utilized in a variety of ways. For instance, investment credits can be transferred through lease financing. Production tax credits, as described above, may be transferred through financing arrangements associated with the development of the power plant.

Tax reform has the potential to have a material effect on our business, financial condition, future results and cash flow. Tax reform could reduce or eliminate the value of the current tax subsidies available to geothermal projects. Any restrictions or tightening of the rules for lease or partnership transactions, whether or not part of major tax reform, could also materially affect our business, financial condition, future results and cash flow. In addition, changes to the tax code could significantly increase the regulatory-related compliance and other expenses incurred by geothermal projects which, in turn, could materially and adversely affect our business, financial condition, future results and cash flow. Any such changes could also make it more difficult for us to obtain financing for future projects.

Although a significant part of our business strategy is to utilize the tax and other incentives available to developers of geothermal power generating plants to attract strategic alliance partners with the capital sufficient to complete these projects. Many of the incentives available for these projects are new and highly complex. There can be no assurance that we will be successful in structuring agreements that are attractive to potential strategic alliance partners. If we are unable to do so, we may be unable to complete the development of our geothermal power projects and our business could be harmed.

The exploration, development, and operation of geothermal energy resources by our Power Systems segment is subject to geological risks and uncertainties, which may result in decreased performance, increased costs, or abandonment of our projects.

Our Power Systems segment is involved in the exploration, development and operation of geothermal energy resources. These activities are subject to uncertainties, which vary among different geothermal resources. These uncertainties include dry holes, uncontrolled releases of pressure and temperature decline, all of which can increase our operating costs and capital expenditures or reduce the efficiency of our power plants. In addition, the high temperature and high pressure in geothermal energy resources requires special resource management and monitoring. Because geothermal resources are complex geological structures, we can only estimate their geographic area. The viability of geothermal projects depends on different factors directly related to the geothermal resource, such as the heat content (the relevant composition of temperature and pressure) of the geothermal resource, the useful life (commercially exploitable life) of the resource and operational factors relating to the extraction of geothermal fluids. The geothermal resources we intend to exploit may not be sufficient for sustained generation of the anticipated electrical power capacity over time. Further, any of our geothermal resources may suffer an unexpected decline in capacity. In addition, we may fail to find commercially viable geothermal resources in the expected quantities and temperatures, which would adversely affect our development of geothermal power projects.

The operation of the geothermal power plants our Power Systems segment intends to develop will depend on the continued availability of adequate geothermal resources. We cannot be certain that any geothermal resource will remain adequate for the life of a geothermal power plant. If the geothermal resources available to a power plant we develop become inadequate, we may be unable to perform under the power purchase agreement for the affected power plant, which in turn could reduce our revenues and materially and adversely affect our business, financial condition, future results and cash flow. If we suffer a degradation in our geothermal resources, our insurance coverage may not be adequate to cover losses sustained as a result thereof.

Our Power Systems segment may be materially adversely affected if we are unable to successfully utilize certain heat transfer technologies in the geothermal power projects our Power Systems segment intends to develop.

Our Power Systems segment intends to utilize certain heat transfer technologies in the geothermal power projects we intend to develop. These heat transfer technologies were developed by UTC Power Corporation, or UTC, a United Technologies Corporation company. UTC’s heat transfer technologies are designed to enable the generation of power from geothermal resources that are lower in temperature than those resources used in traditional flash steam geothermal projects.

UTC’s heat transfer technologies have a limited operating history and have only been deployed in a limited number of geothermal power projects. As a result, we cannot be certain that UTC’s heat transfer technologies can be successfully implemented in the geothermal power projects we intend to develop. If we are not able to successfully utilize UTC’s heat transfer technologies in the geothermal power projects we intend to develop and we are unable to utilize appropriate substitute technologies, we may be unable to develop these projects and our business, prospects, financial condition and results of operations could be harmed.

The costs of compliance with environmental laws and of obtaining and maintaining environmental permits and governmental approvals required for construction and/or operation of geothermal power plants are substantial, and any non-compliance with such laws or regulations may result in the imposition of liabilities which could materially and adversely affect our business, financial condition, future results and cash flow.

The geothermal power projects our Power Systems segment intends to develop will be required to comply with numerous federal, regional, state and local statutory and regulatory environmental standards. Geothermal projects must also maintain numerous environmental permits and governmental approvals required for construction and/or operation. Environmental permits and governmental approvals typically contain conditions and restrictions, including restrictions or limits on emissions and discharges of pollutants and contaminants, or may have limited terms. If we fail to satisfy these conditions or comply with these restrictions, or we fail to comply with any statutory or regulatory environmental standards, we may become subject to a regulatory enforcement action and the operation of the projects could be adversely affected or be subject to fines, penalties or additional costs.

The geothermal power projects our Power Systems segment intends to develop could expose us to significant liability for violations of hazardous substances laws because of the use or presence of such substances.

The geothermal power projects our Power Systems segment intends to develop will be subject to numerous federal, regional, state and local statutory and regulatory standards relating to the use, storage and disposal of hazardous substances. We may use industrial lubricants and other substances at our projects that could be classified as hazardous substances. If any hazardous substances are found to have been released into the environment at or near the projects, we could become liable for the investigation and removal of those substances, regardless of their source and time of release. If we fail to comply with these laws, ordinances or regulations or any change thereto, we could be subject to civil or criminal liability, the imposition of liens or fines, and large expenditures to bring the projects into compliance. Furthermore, we can be held liable for the cleanup of releases of hazardous substances at other locations where we arranged for disposal of those substances, even if we did not cause the release at that location. The cost of any remediation activities in connection with a spill or other release of such substances could be significant.

Our Transportation and Industrial Technology segment may be unable to successfully license our intellectual property.

A significant part of our long-term business strategy for our Transportation and Industrial Technology business segment is based upon the licensing of our SymetronTM technologies to electric motor, controller, alternator and generator manufacturers, suppliers and system integrators. We expect the sales cycle with respect to the licensing of our technology to be lengthy, and there can be no assurance that we will achieve meaningful licensing revenues in the time frames that we expect. If we are unable to successfully license our intellectual property or technology to these businesses or others, our Transportation and Industrial Technology segment may be unable to generate revenues under its current business model. If we are unable to generate license revenues, we may be required to develop a new long-term business strategy for the Transportation and Industrial Technology segment or discontinue operating this business segment.

Our SymetronTM technologies are relatively new and commercially unproven. While we have completed some laboratory testing, our technologies have not yet been durability tested for long-term applications. We can provide no assurance that our technologies will prove suitable for our target business segments. Our potential product applications require significant and lengthy product development efforts. To date, we have not developed any commercially available products. It may be years before our technology is proven viable, if at all. During our product development process, we may experience technological issues that we may be unable to overcome. Superior competitive technologies may be introduced or potential customer needs may change resulting in our technology or products being unsuitable for commercialization. Because of these uncertainties, our efforts to license our technologies may not succeed.

We are currently focusing on commercializing our SymetronTM technologies in the transportation and industrial markets. We cannot predict the rate at which market acceptance of our technologies will develop in these markets, if at all. Additionally, we may focus our product commercialization activities on a particular industry or industries, which may not develop as rapidly as other industries, if at all. The commercialization of our products or the licensing of our intellectual property in an industry or industries that are not developing as rapidly as other industries could harm our business, prospects, financial condition and results of operations.

The demand for our technologies may be dependent on government regulations and policies such as standards for Corporate Average Fuel Economy (“CAFE”), Renewable Portfolio Standards (“RPS”), the Clean Air Act and Section 45 of the Internal Revenue Code. Changes in these regulations and policies could have a negative impact on the demand for the power we plan to generate and our technologies. Any new government regulations or policies pertaining to our products or technologies may result in significant additional expenses to us and our potential customers and could cause a significant reduction in demand for our technologies and thereby significantly harm our Transportation and Industrial Technology segment.

We may not be able to enforce or protect the intellectual property that our Transportation and Industrial Technology segment is seeking to license.

The success of our Transportation and Industrial Technology segment is dependent upon protecting our proprietary technology. We rely primarily on a combination of copyright, patent, trade secret and trademark laws, as well as confidentiality procedures and contractual provisions to protect our proprietary rights. These laws, procedures and provisions provide only limited protection. We have applied for patent protection on most of our key technologies. We cannot be certain that our six issued U.S. patents, six pending U.S. patent applications, five pending international patent applications and four pending foreign patent applications will result in issued patents or that the claims allowed are or will be sufficiently broad to protect the inventions derived from our technology or prove to be enforceable in actions against alleged infringers. Also, additional patent applications that we may file for our current and future technologies may not be issued. We have received three trademark registrations in the U.S. and five trademark registrations internationally. We have also applied for five additional trademark registrations in the U.S. and seven additional trademark registrations internationally which may never be granted.

The contractual provisions we rely on to protect our trade secrets and proprietary information, such as our confidentiality and non-disclosure agreements with our employees, consultants and other third parties, may be breached and our trade secrets and proprietary information may be disclosed to the public. Despite precautions that we take, it may be possible for unauthorized third parties to copy aspects of our technology or products or to obtain and use information that we regard as proprietary. In particular, we may provide our licensees with access to proprietary information underlying our licensed applications which they may improperly appropriate. Additionally, our competitors may independently design around patents and other proprietary rights we hold.

Policing unauthorized use of our technology may be difficult and some foreign laws do not protect our proprietary rights to the same extent as United States laws. Litigation may be necessary in the future to enforce our intellectual property rights or determine the validity and scope of the proprietary rights of others. Litigation could result in substantial costs and diversion of resources and management attention resulting in significant harm to our business.

If third parties assert that our current or future products infringe their proprietary rights, we could incur costs and damages associated with these claims, whether the claims have merit or not, which could significantly harm our business. Any future claims could harm our relationships with existing or potential customers. In addition, in any potential dispute involving our intellectual property, our existing or potential customers could also become the targets of litigation, which could trigger indemnification obligations under license and service agreements and harm our customer relationships. If we unsuccessfully defend an infringement claim, we may lose our intellectual property rights, which could require us to obtain licenses which may not be available on acceptable terms or at all.

Our Transportation and Industrial Technology segment could incur significant expenses if products built with our technology contain defects.

If our Transportation and Industrial Technology segment successfully licenses our technology, products built with that technology may result in product liability lawsuits for any defects that they may contain. Detection of any significant defects may result in, among other things, loss of, or delay in, market acceptance and sales of our technology, diversion of development resources, injury to our reputation, or increased service and warranty costs. A material product liability claim could significantly harm our business, result in unexpected expenses and damage our reputation.

We face substantial competition in each of our business segments. If we fail to compete effectively, our business will suffer.

Our Power Systems segment faces significant competition from other companies seeking to develop the geothermal opportunities available. Some of our competitors for geothermal projects have substantial capabilities and greater financial and technical resources than we do. As a result, we may be unable to acquire additional geothermal resources or projects on terms acceptable to us.

Our Power Systems segment also competes with producers of energy from other renewable sources. This competition may make it more difficult for us to enter into power purchase agreements for our projects on terms that are acceptable to us.

We believe our Transportation and Industrial Technology segment will face significant competition from existing manufacturers, including motor, controller, alternator, and transportation vehicle companies. We may also face significant competition from our future partners. These partners may have better access to information regarding their own manufacturing processes, which may enable them to develop products that can be more easily incorporated into their products. If our potential partners improve or develop technology that competes directly with our technology, our business will be harmed.

In each of our business segments, we face competition from companies that have access to substantially greater financial, engineering, manufacturing and other resources than we do, which may enable them to react more effectively to new market opportunities. Many of our competitors may also have greater name recognition and market presence than we do, which may allow them to market themselves more effectively to new customers or partners.

We may pursue strategic acquisitions that could have an adverse impact on our business.

Our success depends on our ability to execute our business strategies. Our Power Systems segment is seeking to develop geothermal power plants. Our Transportation and Industrial Technology segment is seeking to license our intellectual property to electric motor and controller manufacturers, suppliers and system integrators. Executing these strategies may involve entering into strategic transactions to acquire complementary businesses or technologies. In executing these strategic transactions, we may expend significant financial and management resources and incur other significant costs and expenses. There is no assurance that the execution of any strategic transactions will result in additional revenues or other strategic benefits for either of our business segments. The failure to enter into strategic transactions, if doing so would enable us to better execute our business strategies, could also harm our business, prospects, financial condition and results of operations.

We may issue company stock as consideration for acquisitions, joint ventures or other strategic transactions, and the use of Common Stock as purchase consideration could dilute each of our current stockholder’s interest. In addition, we may obtain debt financing in connection with an acquisition. Any such debt financing could involve restrictive covenants relating to capital-raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and pursue business opportunities, including potential acquisitions. In addition, such debt financing may impair our ability to obtain future additional financing for working capital, capital expenditures, acquisitions, general corporate or other purposes, and a substantial portion of cash flows, if any, from our operations may be dedicated to interest payments and debt repayment, thereby reducing the funds available to us for other purposes and could make us more vulnerable to industry downturns and competitive pressures.

If we are unable to effectively and efficiently maintain our controls and procedures to avoid deficiencies, there could be a material adverse effect on our operations or financial results.

As a publicly-traded company, we are subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002. These requirements may place a strain on our systems and resources. Our management is required to evaluate the effectiveness of our internal control over financial reporting as of each year end, and we are required to disclose management’s assessment of the effectiveness of our internal control over financial reporting, including any “material weakness” (within the meaning of Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 5) in our internal control over financial reporting. On an on-going basis, we are reviewing, documenting and testing our internal control procedures. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required.

No material weaknesses were identified in connection with the audit of our 2006 financial statements. However, weaknesses or deficiencies could be identified in the future. If we fail to adequately address any deficiencies, it could have a material adverse effect on our business, results of operations and financial condition. Ultimately, if not corrected, any deficiencies could prevent us from releasing our financial information and periodic reports in a timely manner, making the required certifications regarding, and complying with our other obligations with respect to our consolidated financial statements and internal controls under the Sarbanes-Oxley Act. Any failure to maintain adequate internal controls over financial reporting and provide accurate financial statements may subject us to litigation and would cause the trading price of our Common Stock to decrease substantially. Inferior controls and procedures could also subject us to a risk of delisting by the NYSE Arca and cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our Common Stock.

If we fail to comply with NYSE Arca listing standards and maintain our listing on NYSE Arca, our business could be materially harmed and our stock price could decline.

Our shares of Common Stock are listed on the NYSE Arca exchange. Pursuant to the Sarbanes-Oxley Act of 2002, national securities exchanges, including NYSE Arca, have adopted more stringent listing requirements. Although we have been approved to list shares of Common Stock on NYSE Arca, we may not be able to maintain our compliance with all of the listing standards of the NYSE Group. Any failure by us to maintain our listing on NYSE Arca could materially harm our business, cause our stock price to decline, and make it more difficult for our stockholders to sell their shares.

We rely on key personnel and the loss of key personnel or the inability to attract, train, and retain key personnel could have a negative effect on our business.

We believe our future success will depend to a significant extent on the continued service of our executive officers and other key personnel. Of particular importance to our continued operations are our executive management and technical staff. We do not have key person life insurance for any of our executive officers, technical staff or other employees. If we lose the services of one or more of our executive officers or key employees, or if one or more of them decide to join a competitor or otherwise compete directly or indirectly with us, our business could be harmed. In recent years we have experienced turnover in several key positions.

Our future success also depends on our ability to attract, train, retain and motivate highly skilled technical and sales personnel. Since our Company has limited resources to attract qualified personnel, we may not be successful in recruiting, training, and retaining personnel in the future, which would impair our ability to maintain and grow our business.

Our limited cash resources have in the past required us to rely heavily on equity compensation to hire and retain key personnel, and we expect this to continue in the future. This practice may result in significant non-cash compensation expenses and dilution to our stockholders.

The large number of shares eligible for public sale could cause our stock price to decline.

The market price of our Common Stock could decline as a result of the resale of shares of Common Stock that were previously restricted under Rule 144. If our officers, directors or employees sell shares for tax, estate planning, portfolio management or other purposes, such sales could be viewed negatively by investors and put downward pressure on our stock price. Approximately 29.9 million shares were free of restrictive legend as of December 31, 2007, up from approximately 19.4 million and 11.5 million at the end of 2006 and 2005, respectively. The occurrence of such sales, or the perception that such sales could occur, may cause our stock price to decline.

Our reported financial results may be adversely affected by changes in U.S. generally accepted accounting principles.

U.S. generally accepted accounting principles are subject to interpretation by the Financial Accounting Standards Board, or FASB, the American Institute of Certified Public Accountants, the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our financial results. For example, prior to January 1, 2006, we were not required to record stock-based compensation charges for employee stock option grants if the employee’s stock option exercise price was equal to or exceeded the deemed fair value of the underlying security at the date of grant. However, beginning January 1, 2006 we are required to record the fair value of stock options as an expense in accordance with recent accounting pronouncements.

USE OF PROCEEDS

We will not receive any proceeds from the resale of the shares of Common Stock or Warrants offered hereby. We will, however, receive proceeds from the exercise of the Warrants. The exercise price of the Warrants will range from $14.98 to $19.71 per share depending on when the Warrants vest. Assuming there is no adjustment to the exercise price of the Warrants for anti-dilution, if all of the outstanding Warrants vest and are exercised, we may receive between $55,426,000 and $72,927,000 from the exercise of the Warrants. The number of shares we issue pursuant to the exercise of the Warrants and the actual proceeds we receive, if any, will depend on the number of Warrants that vest and are exercised and the exercise prices applicable to such Warrants. As of the date of this prospectus, none of the Warrants has vested or been exercised. The Warrants will vest in increments, if at all, and only upon the funding of certain project financing transactions as described in this prospectus. Unless vested, Warrants cannot be exercised and cannot be resold by the selling security holders pursuant to this prospectus. The proceeds we receive from the exercise of outstanding Warrants will be used for general corporate purposes.

DETERMINATION OF OFFERING PRICE

We will not receive any money from the selling security holders when they sell their shares of Common Stock, although we will receive funds from any exercise of the Warrants. The selling security holders of our Common Stock and Warrants and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock and Warrants on any stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices.

We cannot assure you that any public market for our Common Stock will equal or exceed the sales prices of the shares of Common Stock that our security holders sell. Purchasers of our shares face the risk that their shares will not be worth what they paid for them.

DILUTION

Because we cannot accurately predict the prices at which any selling security holder may sell shares, we cannot accurately estimate the amount of any dilution that may result from the purchase price of any of these shares. Dilution is the difference between the price paid for the shares and our net tangible book value. The net tangible book value of our Common Stock on September 30, 2007, was $0.38 per share, based upon 55,751,467 outstanding shares. Net tangible book value per share is determined by subtracting our total liabilities from our total tangible assets and dividing the remainder by the number of shares of Common Stock outstanding. The offer and sale by the selling security holders of outstanding Common Stock, or of those shares underlying the Warrants, will not affect the net tangible book value of our Common Stock, excluding computations taking into account the issuance of the shares underlying the Warrants and any payment for the exercise of the Warrants.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 250,000,000 shares of Common Stock, $0.01 par value per share. On December 31, 2007, there were 55,923,705 outstanding shares of our Common Stock.

Holders of our Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders and may not cumulate votes for the election of directors. Common stockholders have the right to receive dividends when, as, and if declared by the Board of Directors from funds legally available therefor. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities.

Preferred Stock

We are authorized to issue up to 5,000,000 shares of preferred stock, $0.01 par value per share. As of December 31, 2007, there were no preferred shares issued or outstanding. The shares of preferred stock have such rights and preferences as our board of directors shall determine, from time to time. Our Common Stock is subject to the express terms of our preferred stock and any series thereof. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisition and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of our outstanding Common Stock. Our board of directors may issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of our Common Stock. There are no current agreements or understandings for the issuance of preferred stock and our board of directors has no present intention to issue any shares of preferred stock.

Warrants

We issued the Warrants on January 16, 2008 pursuant to the Commitment Letter between us and Merrill Lynch. Each Warrant represents the right to purchase one share of our Common Stock at the exercise price, which are both subject to adjustment upon the happening of certain events. The Warrants are only transferable to the extent vested.

As of the date of this prospectus, none of the Warrants had vested. The Warrants will vest and become exercisable in increments over the term of the Commitment Letter based on the actual funding provided or arranged. The exercise price of the warrants will range from $14.98 to $19.71 per share, subject to adjustment upon any dilutive issuance by the company. In general, Warrants that vest in connection with the funding of earlier projects will be greater in number and have a lower exercise price, and Warrants that vest in connection with the funding of later projects will be fewer in number and have a higher exercise price. Once vested, the Warrants may be exercised, in whole or in part (but not for a fraction of a share of our Common Stock), in accordance with procedures provided by the Warrant, at any time from the date of issuance until the close of business on January 16, 2015. The holders of Warrants are not entitled to vote on or consent to any matters submitted to the stockholders of the Company, or to notice thereof, nor are they otherwise entitled to any rights to which a stockholder of the Company is entitled.

The Warrants are subject to a vesting schedule. In accordance with the vesting schedule, a portion of the Warrants vest in connection with the funding of each project under the terms of the Commitment Letter. The number of Warrants that vest in connection with a project funding depends on the amount of funding provided. No more than 3,700,000 Warrants may be issued pursuant to the financing of the first 100 MW. The following table sets forth the general terms of the vesting schedule and the exercise price applicable to each portion of Warrants to vest in accordance with the schedule:

Vesting Schedule	Exercise Price
Concurrent with the closing of each funding with respect to any portion of the first 10 MWs of geothermal power projects, Warrants vest and become exercisable for the purchase of 300,000 shares of Common Stock for each $10 million of financing provided or arranged pursuant to the Commitment Letter.	$14.98

Concurrent with the closing of each funding with respect to any portion of the next 10 MWs of geothermal power projects after taking into account the projects previously funded, Warrants vest and become exercisable for the purchase of 150,000 shares of Common Stock for each $10 million of financing provided or arranged pursuant to the Commitment Letter.	$14.98

Concurrent with the closing of each funding with respect to any portion of the next 30 MWs of geothermal power projects after taking into account the projects previously funded, Warrants vest and become exercisable for the purchase of 100,000 shares of Common Stock for each $10 million of financing provided or arranged pursuant to the Commitment Letter.	$14.98

Concurrent with the closing of each funding with respect to any portion of the next 50 MWs of geothermal power projects after taking into account the projects previously funded, Warrants vest and become exercisable for the purchase of 50,000 shares of Common Stock for each $10 million of financing provided or arranged pursuant to the Commitment Letter.	$19.71

Concurrent with the closing of the funding with respect to the final MW (i.e., the one hundredth MW) of geothermal power projects after taking into account the projects previously funded, Warrants vest and become exercisable for the purchase of 200,000 shares of Common Stock.	$19.71

Under certain circumstances, a reduced percentage of Warrants vest if the Company rejects a Merrill Lynch funding proposal for a project and subsequently obtains funding for such project from another party or, in certain circumstances, from Merrill Lynch. In addition, any unvested Warrants that are still eligible to vest will vest upon a change of control of the Company.

Any vested Warrants may be called for cancellation by the Company if certain conditions have been met. In general, Warrants may be called for cancellation if during any period (a “Call Measurement Period) of twenty (20) consecutive trading days concluding at any time after the date such Warrants first become subject to being called for cancellation (the “Call Period”) the closing price of the Common Stock exceeds a specified price (the “Trigger Price”). The following table sets forth the general terms under which the Warrants may be called for cancellation:

Warrants Subject to Being Called for Cancellation	Call Period	Trigger Price
The first 395,000 Warrants to vest and become exercisable in accordance with the vesting schedule (the “First Series of Warrants”).	Any time after the later of (x) thirty (30) days after the date of the first funding under the Commitment Letter and (y) March 1, 2008.	$23.66

The next 395,000 Warrants to vest and become exercisable after the First Series of Warrants in accordance with the vesting schedule (the “Second Series of Warrants”).	Any time after the later of (x) ninety (90) days after the date of the first funding under the Commitment Letter and (y) May 1, 2008.	$23.66

The next 395,000 Warrants to vest and become exercisable after the Second Series of Warrants in accordance with the vesting schedule (the “Third Series of Warrants”).	At any time after the later of (x) 150 days after the date of the first funding under the Commitment Letter and (y) July 1, 2008.	$23.66

The next 395,000 Warrants to vest and become exercisable after the Third Series of Warrants in accordance with the vesting schedule (the “Fourth Series of Warrants”).	At any time after the later of (x) 210 days after the date of the first funding under the Commitment Letter and (y) September 1, 2008.	$39.43

The next 395,000 Warrants to vest and become exercisable after the Fourth Series of Warrants in accordance with the vesting schedule (the “Fifth Series of Warrants”).	At any time after January 16, 2009.	$39.43

The next 987,500 Warrants to vest and become exercisable after the Fifth Series of Warrants in accordance with the vesting schedule (the “Sixth Series of Warrants”).	At any time after January 16, 2011.	$59.14

The next 987,500 Warrants to vest and become exercisable after the Sixth Series of Warrants in accordance with the vesting schedule (the “Seventh Series of Warrants”). Because the Commitment Letter was not signed before December 31, 2007, only 737,500 of the Seventh Series of Warrants are eligible to vest.	At any time after January 16, 2013.	$78.85

In order to call any or all of a series of Warrants for cancellation, the Company must provide written notice to the Holder that the Company intends to cancel any or all of such Warrants comprising such series of Warrants (a “Notice of Intention to Cancel”) prior to 6:30 p.m. New York City time on the third (3rd) trading day immediately following the end of the relevant Call Measurement Period (each such period of three (3) trading days, a “Call Cancellation Notice Period”). After receipt of such notice, the Holder has ten (10) trading days to exercise the Warrants subject to the Notice of Intention to Cancel. If the Holder does not exercise such Warrants during the ten (10) trading day period, the Company may cancel the Warrants upon delivery of notice to the Holder.

Under certain circumstances, a Holder can force the Company to either call a series of Warrants or lose its right to call such series of Warrants. Specifically, if the Company fails to deliver a Notice of Intention to Cancel within the applicable Cancellation Notice Period relating to any Call Measurement Period and the Holder, prior to 6:30 p.m. New York City time on the sixth (6th) trading day immediately following the end of such Call Measurement Period (each such period a “Call Alert Notice Period”), provides written notice to the Company to the effect that the Company failed to deliver a Notice of Intention to Cancel with respect to a series of Warrants when it was eligible to do so (a “Call Alert Notice”), the Call Cancellation Notice Period with respect to such Call Measurement Period will be extended until 6:30 p.m. New York City time on the third (3rd) trading day immediately following the receipt by the Company of such Call Alert Notice. If the Company receives a Call Alert Notice with respect to any Call Measurement Period and the Company fails to provide a Notice of Intention to Cancel within such extended Call Cancellation Notice Period, the Company shall have no further right to cancel any Warrants in the applicable series of Warrants, regardless of whether the closing price of the Common Stock exceeds the applicable Trigger Price for such series of Warrants for any subsequent period of twenty (20) consecutive trading days after such Call Measurement Period.

The terms of the Warrants provide for anti-dilution protection, which adjusts the exercise price of each Warrant, from time to time upon the occurrence of certain events, including stock splits, dividends, recapitalizations and similar events. In case the Company shall:

(i) pay a dividend or make a distribution to all holders of the outstanding Common Stock in shares of Common Stock;

(ii) subdivide into a greater number of shares of Common Stock;

(iii) combine into a smaller number of shares of Common Stock; or

(iv) issue by reclassification of shares of Common Stock any shares of capital stock of the Company; or

then, upon happening of such event, the exercise price will be appropriately adjusted in accordance with the provisions of the Common Stock Purchase Warrant.

Other than pursuant to certain exempt issuances in the event that during the three year period beginning on the date any portion of the Warrants vest, if we shall sell or grant any option to purchase or otherwise dispose of or issue any shares of our Common Stock or options or warrants to purchase shares of our Common Stock at a price that is less than the applicable exercise price (a “Dilutive Issuance”), the exercise price shall be reduced by multiplying the exercise price by a fraction, the numerator of which is the number of shares of our issued and outstanding Common Stock immediately prior to the Dilutive Issuance plus the number of shares of our Common Stock and Common Stock equivalents which the aggregate consideration received or receivable by us in connection with such Dilutive Issuance would purchase at the then effective exercise price, and the denominator of which shall be the sum of the number of shares of Common Stock issued and outstanding immediately prior to the Dilutive Issuance plus the number of shares of Common Stock and Common Stock Equivalents so issued or issuable in connection with the Dilutive Issuance.

The Common Stock Purchase Warrant provides that, in the event (A) the Company effects any merger or consolidation of the Company with or into another entity, (B) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another entity) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then the Company or the successor person, as the case may be, shall execute a supplemental warrant agreement providing that such Warrant shall be exercisable for the kind and amount of shares of stock and other securities or property or assets (including cash) receivable upon such Fundamental Transaction by a holder of a number of shares of Common Stock issuable upon exercise of such Warrants immediately prior to such Fundamental Transaction.

The foregoing descriptions of the Commitment Letter and the form of Common Stock Purchase Warrant and the transactions contemplated thereby do not purport to be complete and are qualified in their entirety by reference to the Commitment Letter and the form of Common Stock Purchase Warrant, copies of which are filed as exhibits to our Current Report on Form 8-K filed on January 23, 2008.

SELLING SECURITY HOLDERS

We have filed the registration statement of which this prospectus is a part in order to permit Merrill Lynch and Cummings & Barnard, referred to in this prospectus as the “selling security holders” and who have entered into registration rights agreements with us, to sell the Warrants and Common Stock described below

Merrill Lynch

We issued the Warrants on January 16, 2008 pursuant to the Commitment Letter between us and Merrill Lynch. Each Warrant represents the right to purchase one share of our Common Stock at the exercise price, which are both subject to adjustment upon the happening of certain events. The Warrants only transferable to the extent vested.

The Warrants will vest and become exercisable in increments over the term of the Commitment Letter based on the actual funding provided. The exercise price of the Warrants will range from $14.98 to $19.71 per share, subject to adjustment upon any dilutive issuance by the company. In general, Warrants that vest in connection with the funding of earlier projects will be greater in number and have a lower exercise price, and Warrants that vest in connection with the funding of later projects will be fewer in number and have a higher exercise price. Once vested, the Warrants may be exercised, in whole or in part (but not for a fraction of a share of our Common Stock), in accordance with procedures provided by the Common Stock Purchase Warrant, at any time from the date of issuance until the close of business on January 16, 2015.

Merrill Lynch is party to a registration rights agreement with the Company (the “Merrill Registration Rights Agreement”). Under the Merrill Registration Rights Agreement, among other things, we are obligated to file a registration statement with the SEC registering the sale of shares of our Common Stock and the Warrants no later than thirty (30) days after the date of the Merrill Registration Rights Agreement. The Company is also obligated to use its best efforts to keep the registration statement continuously effective until the date when all registrable securities covered by the registration statement have been sold or may be sold without volume restrictions pursuant to Rule 144(k). The Company will bear all of the expenses associated with the registration. Failure to maintain registration will result in liquidated damages equal to one percent of the aggregate exercise price paid by the holder for up to a total of three months. Interest will accrue after seven days at a rate of eighteen percent per annum. We are filing the registration statement of which this prospectus is a part in accordance with our obligations under the Merrill Registration Rights Agreement.

Cummins & Barnard

We have an obligation to use reasonable efforts to register the resale of 15,000 shares of Common Stock held by Cummins & Barnard.

Intermountain Consumer Professional Engineers, Inc.

We have agreed to register the resale of 67,949 shares of Common Stock held by Intermountain Consumer Professional Engineers, Inc.

The table below shows the following information about the selling security holders:

•

the number of shares of our common stock that each selling security holder beneficially owned as of the business day immediately prior to the filing of the registration statement of which this prospectus is a part;

•	the number of shares covered by this prospectus; and

•	the number of shares to be retained after this offering, if any.

This table assumes the issuance of all 3,700,000 shares of common stock issuable upon exercise of the Warrants. Percentages are based on 55,959,403 shares of Common Stock outstanding as of the business day immediately prior to the filing of the registration statement of which this prospectus is a part. Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all securities shown as beneficially owned by them.

					Common Stock (1)
Name of Selling Security Holder (2)	Number and Percentage of Outstanding Shares Beneficially Owned Prior to the Offering		Number of Warrants Registered in the Offering		Number of Shares Registered in the Offering		Number and Percentage of Outstanding Shares Beneficially Owned after the Offering**
Merrill Lynch	15,585	**(3)	3,700,000	(4)	3,700,000	(4)	15,585	**
Cummins & Barnard (5)	15,000	**	0		15,000		0	**
Intermountain Consumer Professional Engineers, Inc. (6)	67,949	**	0		67,949		0	**

**	Beneficial ownership for such selling security holder is less than 1%.
(1)	We assume no purchase in this offering by the selling security holders of any shares of our Common Stock. We also assume, for purposes of calculating the number and percentage of outstanding shares of Common Stock beneficially owned after the offering, that the selling security holders will not sell any shares of Common Stock, other than the shares of Common Stock that are registered in this offering.
(2)	Except as indicated, no director, executive officer or any associate of any director or executive officer has any interest, direct or indirect, by security holdings or otherwise, in any non-individual selling security holder.
(3)	Consists of 15,585 shares of Common Stock.
(4)	The 3,700,000 Warrants are subject to a vesting schedule as described above. Upon vesting, the Warrants become exercisable for a corresponding number of shares of Common Stock underlying the vested portion of the Warrants, exercisable at a price ranging from $14.98 to $19.71 per share depending on when the Warrants vest.
(5)	Consists of 15,000 shares of Common Stock.
(6)	Consists of 67,949 shares of Common Stock.

PLAN OF DISTRIBUTION

The selling security holders of our Common Stock and Warrants and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock and Warrants on any stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•	block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker dealer as principal and resale by the broker dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker dealers may agree with the selling security holders to sell a specified number of such securities at a stipulated price;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The selling security holders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the selling security holders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling security holders (or, if any broker dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of our Common Stock and Warrants or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our Common Stock in the course of hedging the positions they assume. The selling security holders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge our Common Stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling security holders and any broker dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling security holder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute our Common Stock or Warrants. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%). The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling security holders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling security holder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of the securities by the selling security holders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling security holders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the securities may not simultaneously engage in market making activities with respect to our Common Stock for a period of two business days prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our Common Stock and Warrants by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL MATTERS

Stoel Rives LLP, Salt Lake City, Utah will pass on the validity of the Warrants and the shares of Common Stock offered by this prospectus.

EXPERTS

Our financial statements, incorporated herein by reference to our Annual Report on Form 10-K for the year ended December 31, 2006, have been audited by Hein & Associates LLP of Denver, Colorado, and our financial statements for the years ended December 31, 2005 and 2004 have been audited by Tanner LC of Salt Lake City, Utah, independent registered public accounting firms, and are so incorporated by reference in reliance upon such report given upon the authority of said firms as experts in auditing and accounting.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the selling security holders have sold all the shares of Common Stock and Warrants covered by this prospectus.

The following documents filed with the SEC are incorporated by reference in this prospectus (other than, in each case, documents or information therein deemed to have been furnished and not filed in accordance with SEC rules):

1.	Our annual report on Form 10-K for the year ended December 31, 2006.

2.	Our quarterly reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007.

3.	Our Current Reports on Form 8-K filed on January 5, 2007, January 11, 2007, January 19, 2007, January 19, 2007, March 6, 2007, March 23, 2007 (only the portion of report relating to Items 1.01, 3.02 and 8.01), April 5, 2007, April 12, 2007, April 23, 2007, June 18, 2007, August 14, 2007 (only the portion of report relating to Items 3.03 and 8.01), August 27, 2007, September 7, 2007, September 12, 2007, October 3, 2007, October 16, 2007, November 6, 2007, December 10, 2007, December 19, 2007, December 20, 2007, and January 23, 2008.

4.	The description of our Common Stock contained in our registration statement on Form 8-A filed under Section 12 of the Exchange Act, and filed with the SEC on November 1, 2005, including any amendments or reports filed for the purpose of updating that description.

We will provide without charge to any person to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference, excluding exhibits, unless we have specifically incorporated an exhibit in the incorporated document. Written requests should be directed to: Raser Technologies, Inc., 5152 North Edgewood Drive, Suite 375, Provo, UT 84604, (801) 765-1200 (telephone).

Each document or report subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the securities shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of filing of such document, unless otherwise provided in the relevant document. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the registration statement and this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement or this prospectus.

The information relating to Raser contained in this prospectus and any applicable prospectus supplement is not comprehensive, and you should read it together with the information contained in the incorporated documents.

RASER TECHNOLOGIES, INC.

3,782,949 SHARES OF COMMON STOCK

and

3,700,000 WARRANTS

PROSPECTUS

                    , 2008

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

We will pay all expenses incident to the offering and sale to the public of the securities being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table.

Securities and Exchange Commission filing fee*	$4,350

Printing expenses	$1,000

Counsel fees and expenses	$20,000

Accounting fees and expenses	$12,000

Stock exchange listing fees*	$18,200

Fees of trustee, registrar and transfer agent	$500

Miscellaneous expenses	$500

Total	$56,550

*	Actual expenses; all other expenses are estimates.

Item 15.	Indemnification of Officers and Directors.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides, among other things, that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsection (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under the DGCL.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its security holders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its security holders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.

Indemnification Arrangements

Our bylaws include provisions permitted under the DGCL relating to the liability and indemnification of our directors and officers. Under these provisions, we will indemnify any director or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action by reason of the fact that the person was or is one of our directors or officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, provided that the director or officer acted in good faith and in a manner that he or she believed to be in, or not opposed to, the best interest of Raser Technologies, Inc., and with respect to any criminal action, had no reasonable cause to believe the person’s conduct was unlawful.

We have entered into indemnification agreements with our directors and certain officers and employees of Raser Technologies, Inc. These agreements provide, among other things, that we will indemnify our directors and certain officers and employees of Raser Technologies, Inc. for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by a director, officer or employee who has entered into an indemnification agreement in any action or proceeding arising out of such person’s services as one of our directors, officers or employees, as the case may be, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these indemnification agreements are necessary to attract and retain qualified persons as our directors, officers and employees of Raser Technologies, Inc. The SEC has noted, however, that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

As permitted by Section 145 of the DGCL, we maintain directors’ and officers’ liability insurance coverage.

Item 16.	Exhibits.

A list of exhibits included as part of this registration statement is set forth in the Exhibit Index.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (1)(a), (1)(b) and (1)(c) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(a)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC.

such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore,

unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(7)	The undersigned registrant hereby undertakes that:

(a)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(b)	For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, RASER TECHNOLOGIES, INC. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Provo, State of Utah, on February 14, 2008.

RASER TECHNOLOGIES, INC.

By:	/s/ BRENT M. COOK
Brent M. Cook,
Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brent M. Cook and Martin F. Petersen and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement on Form S-3 and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on February 14, 2008:

/s/ BRENT M. COOK
Brent M. Cook,
Chief Executive Officer and Director
(Principal Executive Officer)

/s/ MARTIN F. PETERSEN
Martin F. Petersen,
Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ REYNOLD ROEDER
Reynold Roeder,
Director

/s/ BARRY MARKOWITZ
Barry Markowitz,
Director

/s/ ALAN G. PERRITION
Alan G. Perriton,
Director

/s/ JAMES A. HERICKHOFF
James A. Herickhoff,
Director

/s/ LEE A. DANIELS
Lee A. Daniels,
Director

EXHIBITS

Exhibit Number	Description of Document
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to our quarterly report on Form 10-QSB filed August 13, 2004 (File No. 000-30657))

4.2	Form of Warrant to Purchase Shares of the Company’s Common Stock (incorporated by reference to Exhibit 10.7 to our current report on Form 8-K filed July 28, 2004 (File No. 000-30657))

4.3	Common Stock Purchase Warrant, dated January 16, 2008 (incorporated by reference to Exhibit 4.1 to our current report on Form 8-K filed January 23, 2008 (File No. 001-32661))

4.4	Registration Rights Agreement, dated as of July 22, 2004, among the Company and the Purchasers (as defined therein) (incorporated by reference to Exhibit 10.6 to our current report on Form 8-K filed July 28, 2004 (File No. 000-30657))

4.5	Registration Rights Agreement dated as of March 30, 2007 by and between the Company and the Purchasers (as defined therein) (incorporated by reference to Exhibit 4.2 to our current report on Form 8-K filed April 5, 2007 (File No. 001-32661))

4.6	Registration Rights Agreement, dated as of January 16, 2008, between the Company and Merrill Lynch (incorporated by reference to Exhibit 4.2 to our current report on Form 8-K filed January 23, 2008 (File No. 001-32661))

5.1*	Opinion of Stoel Rives LLP

23.1*	Consent of Hein & Associates LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Tanner LC, Independent Registered Public Accounting Firm

23.3*	Consent of Stoel Rives LLP (contained in the opinion filed as Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page)

*	To be filed herewith.